July 19, 2002



Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders on Monday, September 9, 2002 at 9 a.m., in the Meisnest Room at the Washington Athletic Club in Seattle, Washington.

Whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy card or voting instruction card (whichever is enclosed) and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you are a stockholder of record or if you hold a legal proxy authorizing you to vote shares held in a nominee or street name account, you may still vote in person at the meeting even though you previously submitted your proxy.


Very truly yours,




Patrick W.E. Hodgson
Chairman of the Board



TODD SHIPYARDS CORPORATION
1801 16th Avenue Southwest
Seattle, Washington  98134
July 19, 2002

NOTICE OF ANNUAL MEETING

The 2002 Annual Meeting of Stockholders (the "Meeting") of Todd Shipyards Corporation, a Delaware corporation ("Todd" or the "Company"), will be held on Monday, September 9, 2002, 9:00 a.m., local time, in The Meisnest Room (3rd Floor) of The Washington Athletic Club at 1325 Sixth Avenue in Seattle, Washington, for the following purposes:

1. To elect seven directors to serve until the 2003 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
2. To ratify the appointment of Ernst & Young LLP as independent public accountants;
3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of the Company fixed the close of business on July 22, 2002 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only holders of the Company's common stock, $.01 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by a Company stockholder, for purposes related to the Meeting, for a period of ten days prior to the meeting, at the Company's corporate offices located at 1801 16th Avenue S.W., Seattle, Washington.

By order of the Board of Directors




Michael G. Marsh
Secretary




This Proxy Statement, the accompanying form of Proxy Card or Voting Instruction Card and the 2002 Annual Report are being mailed beginning on or about the 26th day of July, 2002 to stockholders entitled to vote.


TODD SHIPYARDS CORPORATION
1801 16th Avenue Southwest
Seattle, Washington 98134

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
September 9, 2002

GENERAL INFORMATION
This proxy statement and the accompanying proxy card or voting instruction card (as the case may be) are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Todd Shipyards Corporation, a Delaware corporation ("Todd" or the "Company"), to be used at the 2002 Annual Meeting of Stockholders of the Company to be held on Monday, September 9, 2002 at 9:00 a.m. local time, in the Meisnest Room (3rd Floor) of The Washington Athletic Club, 1325 Sixth Avenue, Seattle, Washington, and at any adjournment or postponement thereof (the "Meeting"). This proxy statement and the accompanying proxy card or voting instruction card are first being mailed to the holders of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about July 26, 2002.

Stockholders of the Company represented at the meeting in person or by proxy will consider and vote upon (i) the election of seven directors to serve until the 2003 Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified, (ii) a proposal to ratify the appointment of Ernst & Young LLP as independent public accountants, and (iii) such other business as may properly come before the Meeting. The Company is not aware of any other business to be presented for consideration at the Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
At the Meeting, stockholders will elect seven directors, each of whom will serve until the next annual meeting of stockholders or until his respective successor shall have been elected and qualified or until his earlier resignation or removal. The shares represented by proxy will be voted in favor of the election of the persons named below unless authorization to do so is withheld in the proxy. In the event that any of the nominees should be unavailable to serve as a Director, which is not presently anticipated, it is the intention of the persons named in the proxy card to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES IDENTIFIED BELOW.

Information Concerning the Nominees
The following sets forth the name of each Nominee for election to the Board of Directors, his age, his principal occupation for at least the past five years and the period during which he has served as a Director of the Company. All Nominees are currently Directors. Each Nominee was nominated by the Board of Directors for election as Director.

BRENT D. BAIRD (AGE 63) - DIRECTOR SINCE 1992
Since January 1992 to the present, Mr. Baird has been a private investor. Mr. Baird was a general partner with Trubee, Collins & Co., a member firm of the New York Stock Exchange, from April 1970 to December 1983. From January 1984 through December 1991, Mr. Baird was a limited partner with Trubee, Collins & Co. Mr. Baird serves as a member of the board of directors of First Carolina Investors, Inc., Merchant's Group, Inc., M&T Bank Corporation, Allied Healthcare Products, Inc., Ecology & Environment, Inc.
STEVEN A. CLIFFORD (AGE 59) - DIRECTOR SINCE 1993
Mr. Clifford served as Chairman of National Mobile Television, Inc. from 1992 to 2000. From 1979-1992 he served as President and CEO (1987-1992) of King Broadcasting Company, Inc. and as Vice President-Finance (1979-1987). Mr. Clifford serves on the Board of Directors of Harbor Properties Inc., King FM, and Mosaica Education, Inc.
PATRICK W.E. HODGSON (AGE 61) - DIRECTOR SINCE 1992, CHAIRMAN SINCE 1993
Mr. Hodgson has served as President of Cinnamon Investments, Ltd. (real estate and other investments) since 1981. From 1964 to 1989 he was also president of London Machinery Co. Ltd., a manufacturer of concrete and road machinery. Mr. Hodgson serves as a member of the Board of Directors of M&T Bank Corporation, and First Carolina Investors, Inc.
JOSEPH D. LEHRER (AGE 53) - DIRECTOR SINCE 1992
Mr. Lehrer has been a stockholder and officer of Greensfelder, Hemker & Gale, P.C. and a partner of its previous partnership (law firm) since 1980. He has specialized in a corporate finance and mergers and acquisition practice involving public and private corporations. Mr. Lehrer is an Adjunct Professor of Law at Washington University School of Law in St. Louis, Missouri. Mr. Lehrer serves as a director of several privately-held corporations.
PHILIP N. ROBINSON (AGE 65) - DIRECTOR SINCE 1992
Mr. Robinson is currently a Vice-President with A.G. Edwards & Sons, Inc. (brokerage). From 1992 to 2002, Mr. Robinson was Sr. Vice-President of Wells Fargo Van Kasper (brokerage). From 1981 to 1987 and from 1988 to May 1992 Mr. Robinson was a Senior Vice President with Seidler Amdec Securities. Mr. Robinson was a Vice-President with Froley Revy & Co. from 1987 to 1988.
JOHN D. WEIL (AGE 61) - DIRECTOR SINCE 1993
Since 1973, Mr. Weil has been the President of Clayton Management Co., a private investment management company. Mr. Weil is a member of the board of directors of Oglebay Norton Company, Pico Holdings, Inc., Allied Healthcare Products, Inc., and Baldwin & Lyons, Inc.
STEPHEN G. WELCH (AGE 45) - OFFICER SINCE 1994; DIRECTOR SINCE 1998
Mr. Welch joined the Company in March 1994 as Vice President of the Company and Chief Operating Officer of TSI Management, Inc., a wholly owned subsidiary of the Company. Mr. Welch was elected Chief Executive Officer of Elettra Broadcasting, Inc., another wholly owned subsidiary of the Company in May 1995. Mr. Welch was appointed Acting Chief Financial Officer in March 1995 and served in that capacity until July 1995. Mr. Welch was again appointed Acting Chief Financial Officer and Treasurer in September 1996 and served in that capacity until his appointment to Chief Financial Officer and Treasurer in June 1997. In September 1997, Mr. Welch was elected to the positions of Chief Executive Officer and President of the Company, and Chairman and Chief Executive Officer of Todd Pacific Shipyards Corporation, the Company's wholly owned subsidiary ("Todd Pacific"). In September 1998, Mr. Welch was elected to Board of Directors of Todd Shipyards Corporation.
MEETINGS AND COMMITTEES OF THE BOARD
The Board of Directors held four (4) meetings during the Company's 2002 fiscal year. Attendance at Board and committee meetings averaged 100 percent. Each of the Directors attended 100 percent of the meetings of the Board and the committees on which they served. The Board of Directors has established the following standing committees:

Executive                     Audit                         Compensation
Patrick W.E. Hodgson          Joseph D. Lehrer              John D. Weil
(Chairman)                    (Chairman)                   (Chairman)
Brent D. Baird                Brent D. Baird                Steven A. Clifford
John D. Weil                  Philip N. Robinson

Executive Committee. During intervals between meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board. The Executive Committee did not meet during the Company's 2002 fiscal year.

Audit Committee. The principal responsibilities of the Audit Committee are to recommend an accounting firm to conduct an annual audit of the Company's consolidated financial statements and to review with such firm the plan, scope and results of such audit, and the fees for the services performed. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The Audit Committee meets in full subsequent to fiscal year end to review the year end results with management and the Company's independent auditors, ("Ernst & Young LLP"). On behalf of the Audit Committee, the Chairman of the Audit Committee (`Sub-Committee") meets with management and the Company's independent auditors to review the quarterly financial statements in accordance with the Company's Audit Committee Charter. The Audit Committee held one meeting during the Company's 2002 fiscal year and the Sub-Committee held three meetings during the Company's 2002 fiscal year.

Compensation Committee. The principal responsibilities of the Compensation Committee are to establish and periodically review matters involving executive compensation; to recommend changes in employee benefit programs; and to provide counsel on key personnel selection, effective succession planning and development programs for all corporate officers. The Compensation Committee held one (1) meeting during fiscal year 2002.

Fees for Board and Committee Service
Directors who are compensated as full-time employees of the Company receive no additional compensation for service on the Board of Directors or its committees. Each Director who is not a full-time employee of the Company is paid $12,000 per annum. Directors also receive an attendance fee of $1,000 for each meeting and are reimbursed expenses for attendance at Board and committee meetings.

Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.
Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal year 2002 have been complied with on a timely basis.

EXECUTIVE OFFICERS
The following is a list of the Executive Officers of the Company:
Patrick W.E. Hodgson    Chairman of the Board
Stephen G. Welch        Chief Executive Officer and President
Scott H. Wiscomb        Chief Financial Officer and Treasurer
Michael G. Marsh        Secretary and General Counsel
Roland H. Webb          Chief Operating Officer and President (Todd Pacific
                        Shipyards Corporation)

Biographical information with respect to executive officers who have been employed by the Company for less than five years is presented below.

Scott H. Wiscomb (age 56) - Officer since 1997
Mr. Wiscomb has been in his current position as Chief Financial Officer of the Company and Todd Pacific since November 1997. Prior to joining Todd, he served as a consultant and then as Chief Financial Officer of Alaska Diesel Electric, Inc., a Seattle-based manufacturer of marine propulsion engines and generators. From 1991 to 1995, Mr. Wiscomb was Vice President, Finance and Administration of ARCO Coal Australia, Inc., a Brisbane, Australia-based coal mining and marketing division of Atlantic Richfield Company.

EXECUTIVE COMPENSATION
CASH COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers whose compensation exceeded $100,000:

                               Annual        Long Term        All Other
                            Compensation    Compensation     Compensation

NAME AND                                   Stock Option
PRINCIPAL POSITION   Year  Salary   Bonus  Awards (Shares)      Other

Patrick W.E. Hodgson 2002 $100,000 $     -            -       $     396
Chairman of the      2001  100,000       -            -          14,819(1)
 Board of Directors  2000  103,846       -            -	        354
 Todd Shipyards

Michael G. Marsh     2002  141,269   57,600           -             160
Secretary and        2001  138,596   55,600      95,000          34,919(1)
 General Counsel     2000  134,712   40,500           -             122
 Todd Shipyards and
 Todd Pacific

Roland H. Webb       2002  173,000  103,800           -	        280
President            2001  176,327        -           -          25,173(1)
 Todd Pacific        2000  182,981   86,500           -             325

Stephen G. Welch     2002  279,780  534,000(2)        -             280
Chief Executive      2001  272,500  200,000     240,000          50,872(1)
 Officer
 Todd Shipyards and  2000  263,923  260,000           -             314
 Todd Pacific

Scott H. Wiscomb     2002  151,923   60,000           -             482
Chief Financial      2001  136,250   20,000      80,000             221
 Officer and         2000  128,192   52,000      10,000             301
 Treasurer
 Todd Shipyards and
 Todd Pacific

(1) Includes certain one-time payments of accrued benefits available to eligible employees.

(2) Includes $250,000 employment contract renewal bonus agreed to in fiscal year 2001.



OPTION GRANTS IN LAST FISCAL YEAR
Individual Grants

No option grants were issued to any individuals during fiscal year 2002. All outstanding options represent grants under the Company's Incentive Stock Compensation Plan which was approved by the Company's stockholders.

The following table sets forth certain information regarding options exercised by the named executives during the fiscal year ended March 31, 2002, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are in-the-money. The value realized on exercise is determined by calculating the difference between the price of the Company's Common Stock and the exercise price of the options at the date of exercise, multiplied by the number of shares exercised. In-the-money stock options are stock options with exercise prices that are below the year-end stock price because the stock value increased from the grant value.

		                                         Total Number of	Value of Unexercised
	       Shares       Value        Unexercised	   In-The-Money
           Acquired on  Realized on  Options at Fiscal Options at Fiscal
	       Exercise	Exercise (1) year-end (#)(1)	 year-end($)(1)(2)

				               Exercisable/      Exercisable/
				              Unexercisable	   Unexercisable

P. Hodgson    30,000   $  168,000        90,000            $ 559,000
                                              0                    0
M. Marsh      10,000       38,750        41,667              150,356
                                         53,333              213,332
R. Webb       60,000      170,125             0                    0
                                              0                    0
S. Welch           0            0        86,667              372,668
                                        153,333              659,332
S. Wiscomb(3) 16,666       62,701        26,667              106,668
                                         56,667              234,920

(1) The Company has no granted or outstanding Stock Appreciation Rights.
(2) The Value of Unexercised In-the-Money Options is based upon the closing price of the Company's Common Stock on the New York Stock Exchange on March 31, 2002 of $10.85 per share.
(3) Mr. Wiscomb exercised 3,334 shares subsequent to fiscal year 2002 on June 25, 2002 realizing value of $28,422.

The Company did not have any Restricted Stock Awards or Long-Term Incentive Payouts either granted or outstanding in fiscal year 2002. As a result of the foregoing, the Company has not included such information in the above presented tables since disclosure is not applicable.


TODD SHIPYARDS CORPORATION RETIREMENT SYSTEM
The Todd Shipyards Corporation Retirement System as amended as of July 1, 1991 (the "Retirement Plan") is a pension plan originally established by the Company on August 1, 1940 to provide lifetime retirement benefits to eligible employees. The Retirement Plan is a qualified defined benefit plan under the Employee Retirement Income Security Act and covers all administrative (non-represented) employees of the Company who have completed six months of continuous service (as defined). The Retirement Plan is administered by a committee (the "Retirement Board") of not less than three persons appointed by the Board of Directors. On June 30, 1993 the Board of Directors approved an amendment to the Retirement Plan to freeze membership in the Retirement Plan, declining membership to any persons hired after July 1, 1993. However, in fiscal year 2001, the Board of Directors authorized the reopening of the Retirement System to current employees previously not eligible and to new employees hired after June 30, 2000. Accordingly, Messrs. Hodgson, Welch, Webb and Wiscomb currently participate in the Retirement System, as does Mr. Marsh.

A participant is generally eligible for a benefit under the Retirement Plan on his or her normal retirement date, which is age 65. The normal annual retirement allowance payable upon retirement is equal to 1 3/4% of the participant's average final compensation (as defined) multiplied by his years of credited service (as defined), reduced by the lesser of (i) 1/2% of the employee's covered compensation (as defined) for each year of credited service not in excess of 35 years or (ii) 50% of the benefit that would be provided if the benefit were limited to the employer-provided portion based on the employee's covered compensation and had been determined without regard to the reduction.

Benefits under the Retirement Plan are normally paid in an annuity form beginning at age 65, with reductions for commencement of benefits prior to age
65. Participants demonstrating good health can elect a lump sum form of payment.

PENSION PLAN TABLE
						         Years of Service

Average Final Compensation     15	    20	 25	   30      35

$100,000                    $23,618  $31,490  $39,363	$47,235 $55,108
 150,000                     36,743   48,990   61,238  73,485  85,733
 200,000                     49,868   66,490   83,113  99,735 116,358

Compensation covered by the Retirement Plan includes salary and any cash bonuses as indicated in the Cash Compensation Table above. The preceding Pension Plan Table indicates the annual pension benefits payable as a straight life annuity upon retirement for individuals with specified compensation levels and years of service. The benefits reflect an estimated deduction for the offset described above. The estimated credited years of service for Messrs. Hodgson, Marsh, Welch, Webb and Wiscomb at age 65 is 6 years, 37 years, 22 years, 16 years and 11 years, respectively.

TODD SHIPYARDS CORPORATION SAVINGS INVESTMENT PLAN
The Todd Shipyards Corporation Savings Investment Plan as amended and restated as of April 1, 1989 (the "Savings Plan") is a profit sharing plan originally established on July 1, 1984 to provide retirement benefits to participating employees. The Savings Plan is intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

The Savings Plan covers all full-time employees of the Company with at least six months of service. Under the Savings Plan, a participant may elect to make before-tax contributions by reducing eligible compensation (as defined) to an amount equal to a percentage of such compensation from 1% up to and including 25%. Prior to March 31, 1989, participants were permitted to make after-tax contributions to the Savings Plan; however, no such contributions have been permitted since such date although such accounts continue to be credited with investment earnings and losses. Each participant may direct the committee which administers the Savings Plan to invest his or her before-tax contributions among the available investment subfunds which include, at present, a range of domestic and foreign equity and bond funds.

Under the terms of the Savings Plan, the Company contributes an amount up to 2.4% of each participant's annual salary depending on the participant's Savings Plan contributions. In fiscal year 2002, the Company contributed approximately $126,000 to the Savings Plan.

Each participant has a 100% vested, nonforfeitable right to all before-tax contributions. Each participant has a vested, nonforfeitable right to any employer matching contributions made to his or her account based on a two year cliff-vesting schedule.

For employees hired on or after March 31, 1989, benefits under the Savings Plan are payable only in the form of a lump sum payment payable upon request at any time after termination of employment. Employees hired before March 31, 1989 will be paid in the form of annuities unless they elect a lump sum form of payment.

Employment Arrangements
On February 7, 2001, the Company renewed and extended its employment of Stephen G. Welch as President and Chief Executive Officer of the Company for a three year term expiring on February 6, 2004. The terms of the renewal include significant cash and equity incentives intended to retain Mr. Welch's services. In addition to base compensation of $275,000 per year, the compensation and incentive arrangements for Mr. Welch include:

Cash bonuses aggregating $750,000 of which $200,000 was paid upon execution of the agreement; $250,000 was paid on February 7, 2002 and $300,000 of which will vest and be payable on February 7, 2003. The vesting of such bonuses is subject to acceleration in the event of a change of control (as defined) of the Company or in certain other events. The non-vested portion of the bonuses are held in a so-called "Rabbi trust" pending distribution such that although these assets remain subject to claims by the Company's creditors they are beyond control of Todd's management or directors.

Options to purchase up to an aggregate of 240,000 shares of the Company's Common Stock at a price of $6.55 per share, expiring on February 6, 2011. Such options vest and become exercisable as to 80,000 shares on February 7, 2002, and as to the remaining 160,000 shares in equal monthly installments over the then succeeding two years. The vesting of such options will accelerate in the event a change of control of the Company. Generally such options are non-transferable and exercisable solely by Mr. Welch while employed by the Company.

In connection with the foregoing options, the Company has also granted Mr. Welch certain limited rights to require the Company to repurchase shares acquired upon exercise of the options at a price of $8.00 per share. These "put" rights expire on February 6, 2006, if not theretofore exercised and may be exercised, in whole or in part, only one time. The put rights are applicable solely to shares acquired pursuant to vested option rights under the options granted to Mr. Welch on February 7, 2001, and will expire prior to February 6, 2006 in the event the Company terminates his employment prior to that date.

Executive Officer Loan Arrangements
During fiscal year 2000 Messrs. Welch and Marsh entered into loan agreements in the amounts of $337,500 and $45,000 respectively with the Company to facilitate their execution of expiring options under the Company's Incentive Stock Compensation Plan ("Stock Plan"). The loans were made in accordance with the terms and conditions of the Stock Plan. The terms of each loan provided for interest to be paid to the Company at the rate of 5.42% per annum and for the loan to be fully paid by both executives within two years of its September 28, 1999 execution date. Complete copies of both loan agreements and accompanying promissory notes have been filed with the Company's fiscal year 2000 Form 10-K Annual Report. Messrs. Welch and Marsh repaid these loans in full in August 2001. At July 1, 2002, there are no outstanding loans to any employee of the Company.

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
None of the members of the Company's Compensation Committee (i) were, during the fiscal year, an officer or employee of the Company; (ii) were formerly an officer or employee of the Company; or, (iii) had any relationship requiring disclosure by the Company as Certain Relationships and Related Transactions.

None of the executive officers of the Company served as a member of a compensation committee of any entity whose executive officers or directors served on the Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee (the "Committee") of the Board of Directors establishes the general compensation policies of the Company, administers the Company's Incentive Stock Compensation Plan and establishes the cash compensation of executive officers. The Committee is currently composed of two independent, non-employee directors who have no interlocking relationships as defined by the SEC.

During fiscal year 2001, the Committee performed a review of the compensation plan of the Chief Executive Officer, Stephen G. Welch. The Committee, with final Board of Directors approval, renewed Mr. Welch's employment contract in February 2001 (details set forth above).

The Committee believes that executive officer compensation, including that of the Chief Executive Officer should be heavily influenced by Company performance and achievement of goals. Annually, the Committee establishes each executive officer's cash and incentive compensation based on the Board of Directors' evaluation of the Chief Executive Officer, and the evaluation by the Board of Directors and Chief Executive Officer of the other executive officers, including in such evaluation their past performance and relative impact on the success of the Company and the achievement of its goals.

The Committee has developed a compensation strategy for the Company's executive officers which provides incentives for (i) short and long-term strategic management, (ii) enhancement of stockholder value, (iii) improving the Company's annual and long-term performance, (iv) individual performance, and (v) other criteria designed to further align the interests of the Company's officers with those of its stockholders. The Committee and the Board of Directors believe that management's ownership of an equity interest in the Company is an incentive in building shareholder value and aligning the long term interests of management and stockholders. The Board of Directors did not grant any new stock options during fiscal year 2002.



Steven A. Clifford
John D. Weil

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the "Committee") oversees the Company's financial reporting process on behalf of the Board of Directors. The full text of the Audit Committee Charter is as an Appendix to this proxy statement. Management has the primary responsibility for the consolidated financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited consolidated financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors and management to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held one
(1) meeting during fiscal year 2002. A sub-committee of the Audit Committee met three (3) times during fiscal year 2002 for the specific purposes of reviewing the quarterly 10-Q filings.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended March 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.



Joseph D. Lehrer, Audit Committee Chair
Brent D. Baird, Audit Committee Member
Philip N. Robinson, Audit Committee Member

PERFORMANCE GRAPH
The following graph compares the Company's Common Stock performance (Company-Index) to that of the Dow Jones Industrial Average (DOW-Index) and the Dow Jones Transportation Equipment Average (DJTE-Index). The Dow Jones Industrial Average and the Dow Jones Transportation Equipment Average assume the reinvestment of dividends. No such assumption was used in computing the Company Index as the Company has not paid any dividends for the last five years and therefore the values presented represent only the stock prices.

(Graph deleted in version of Proxy filed with EDGAR.)

The following table outlines the points used in the performance graph. Company = Todd Shipyards Corporation; DJTE = Dow Jones Industrial Average-Transportation Equipment; DOW = Dow Jones Industrial Average.

Dates          Company Index	          DJTE Index	    DOW Index

March 30, 1997    100.00                  100.00            100.00
March 29, 1998    104.55                  147.52            147.65
March 28, 1999     72.73                  111.59		169.35
April 2, 2000     140.91			119.32		207.86
April 1, 2001     127.27			104.42		158.28
March 31, 2002    197.27			162.44		160.34

The information presented in the performance graph indicates that $100 invested in the Company's Common Stock on March 30, 1997 would be worth $197.27 on March 31, 2002 which represents a compounded rate of return of approximately 14.6%. The same amount hypothetically invested in the Dow Jones Transportation Equipment and Dow Jones Industrial Averages would be worth $162.44 and $160.34, respectively, which represent a compounded rate of return of approximately 10.2% and 9.9%, respectively.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS
The Board of Directors, after consideration of the recommendation of the Audit Committee, appointed Ernst & Young LLP to serve as independent public accountants for the fiscal year ending March 30, 2003 and at the Meeting, the Board will recommend that stockholders ratify such appointment. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and be available at that time to respond to appropriate questions. Amounts paid to Ernst & Young during the past fiscal year include annual audit fees of $168,000, other audit related fees of $25,000, non-audit related fees of $200,000 and information system consulting fees of $0. Non-audit related fees include charges for review of the Dutch Auction tender offer materials and various federal and state tax matters.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2003



PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to shares of the Common Stock which are held by (i) persons known to the Company to be the beneficial owners of more than 5% of said stock, (ii) each current Director,
(iii) each Nominee, (iv) all current executive officers and Directors as a group, and (v) all Nominees as a group. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and more generally as the power to vote or dispose of securities regardless of any economic interest therein. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to the shares indicated. All information set forth on the following table is as of March 31, 2002, except as otherwise noted, and is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

Name of			      Amount and Nature of	   Percent of
Beneficial Owner             Beneficial Ownership (1)     Class (2)

Brent D. Baird                         344,600(3)            6.5%
 1350 One M&T Plaza
 Buffalo, NY  14203
Steven A. Clifford                       8,000               ---
Patrick W.E. Hodgson                   120,000(4)            2.2%
Joseph D. Lehrer                         2,000               ---
Philip N. Robinson                      45,500(5)            1.0%
John D. Weil				   474,300(6)		 9.0%
 200 North Broadway, Ste. 825
 St. Louis, MO  63102-2573
Stephen G. Welch                       130,511(7)            2.4%
Royce & Associates                     384,350               7.3%
 1414 Avenue of the Americas
 New York, NY 10019
Dimension Fund Advisors, Inc.          347,350	             6.6%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, California 90401
All Current Directors, Nominees, and 1,193,245(8)           21.4%
 Executive Officers as a Group (10 persons)
All Nominees as a Group (7 persons)  1,124,911(9)           20.5%

(1) All beneficial ownership is sole and direct unless otherwise noted.
(2) No percent of class is given for holdings less than one percent of the outstanding Common Stock.
(3) Brent Baird owns directly 39,700 shares, including 7,000 shares held in self-directed pension and retirement plans for his benefit. Mr. Baird may be deemed to have indirect ownership of 20,000 shares held by his wife. The figure in the table also includes shares held by persons and organizations who may be deemed to be Mr. Baird's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended. Mr. Baird may be deemed to have shared voting power and/or dispositive power over such shares. However, Mr. Baird disclaims shared voting power, shared dispositive power and/or beneficial ownership of all such shares.
(4) Includes 30,000 shares directly owned by Mr. Hodgson and options for 90,000 shares granted to Mr. Hodgson and currently exercisable.
(5) Philip N. Robinson owns directly 8,500 shares. The figure in the table includes shares held by persons and organizations who may be deemed to be Mr. Robinson's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended. Individual members and organizations in the Robinson Family beneficially own shares of stock as follows: Robinson Investment, a general partnership of Mr. Robinson's four children, directly beneficially owns 37,000 shares. Mr. Robinson may be deemed to share voting and investment power over all such shares, and therefore may be deemed to have beneficial ownership of an aggregate of 45,500 shares; Mr. Robinson disclaims beneficial ownership of all such shares.

(6) John D. Weil may be deemed to have sole voting and dispositive power with respect to 442,300 shares which include 430,300 shares held by a family partnership of which Clayton Management Co. is the general partner. Mr. Weil is the President and sole shareholder of Clayton Management Co. The remaining 32,000 shares represent shares held by persons and organizations who may be deemed to be Mr. Weil's associates, as defined in Rule 14a-1(a) under the Securities Exchange Act of 1934, as amended, and Mr. Weil may be deemed to have indirect shared beneficial ownership with respect to such shares.
(7) Includes 10,511 shares held through the Savings Plan and 120,000 shares subject to options exercisable at July 1, 2002 (or becoming exercisable within 60 days thereafter).
(8) Includes an aggregate of 275,000 shares subject to options exercisable at July 1, 2002 (or becoming exercisable within 60 days thereafter) and an aggregate of 10,511 shares held through the Savings Plan.
(9) Includes an aggregate of 210,000 shares subject to options exercisable at July 1, 2002 (or becoming exercisable within 60 days thereafter) and an aggregate of 10,511 shares held through the Savings Plan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
The Company has retained the law firm of Greensfelder, Hemker & Gale, P.C., of which Mr. Lehrer is a stockholder and officer, relating to various matters.

Messrs. Hodgson and Baird are members of the Board of Directors of M&T Bank Corporation whose wholly owned subsidiary, M&T Bank, serves as the Company's principal depository. The Company pays to M&T Bank usual and customary fees for its banking services.

Mr. Robinson was Vice President of Wells Fargo Van Kasper who had served as broker in certain purchases by the Company of its Common Shares on the open market. For its services, Wells Fargo Van Kasper received the usual and customary commissions for like or similar transactions.

VOTING AND SOLICITATION OF PROXIES
Only holders of record of the Common Stock at the close of business on July 22, 2002 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the date of filing this proxy statement, there were 5,286,556 outstanding shares of Common Stock.

Each stockholder is entitled to one vote for each share held of record on that date on all matters which may come before the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. At the Meeting, Directors of the Company will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of Directors. Thus, the candidates, up to the number of Directors to be elected, receiving the highest number of votes will be elected. The election of the nominees for Director and the ratification of the appointment of independent public accountants will require the affirmative vote of the holders of a majority of the Common Stock present at the meeting in person or represented by proxy and entitled to vote thereon.

Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy who attends the Meeting may vote in person by ballot instead of by proxy, thereby revoking any previously executed proxy. All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this proxy statement (Proposal No. 1) and in favor of the ratification of the appointment of Ernst & Young LLP as independent public accountants (Proposal No. 2). The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement and the enclosed form of proxy or voting instruction form (as the case may be), and of soliciting proxies. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The initial solicitation of proxies by mail may be supplemented by telephone, telegram and in-person solicitation by Directors, nominees for Director, officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

The Company has retained W.F. Doring and Company to solicit proxies from individuals, brokers, bank nominees and other institutional holders. W.F. Doring and Company will be paid fees of approximately $2,000, and will be reimbursed for their reasonable expenses in connection with this solicitation.

Except as described in this proxy statement, to the best of the Company's knowledge, no person who has been a Director or executive officer of the Company since the beginning of its last fiscal year, no Nominee, nor any associate of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon, other than elections to office.

Individuals, brokers, banks and other institutional holders should direct questions concerning this solicitation or the procedure to be followed to execute and deliver a proxy to W.F. Doring and Company at (201) 420-6262.

STOCKHOLDER NOMINATIONS
Nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders by any stockholder of the Company entitled to vote for the election of directors at such meeting who complies with the following procedures. Nominations to be made by a stockholder shall be made pursuant to a written notice received by the Secretary of the Company not less than 90 days prior to such meeting. Such stockholder's notice to the Secretary must set forth (a) the name, age and address, as they appear on the Company's books, of the stockholder who intends to make the nomination, (b) the name, age, occupation, business and residence addresses, if known, and the principal occupation of each person whom the stockholder intends to nominate,
(c) a representation that the stockholder is a holder of record of the Company's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (d) a description of all arrangements and understandings between the stockholder and each person the stockholder intends to nominate and each other person or persons if any (naming such person or persons and stating the beneficial ownership of securities of the Company or each such person), (e) such additional information with respect to each nominee proposed by the stockholder as would have been required to be included in a proxy statement pursuant to the then effective proxy rules of the SEC had each such proposed nominee been nominated by the Board of Directors of the Company, and
(f) a consent to be nominated and to serve as a director, if elected, signed by each such proposed nominee.


STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
Stockholders desiring to exercise their rights under the SEC's proxy rules to submit proposals for consideration by the stockholders at the 2003 Annual Meeting are advised that their proposals must be received by the Company no later than March 30, 2003 in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

ANNUAL REPORT TO STOCKHOLDERS
The 2002 Annual Report of the Company, which includes financial statements for the fiscal period ended March 31, 2002 is being mailed to the stockholders with this proxy statement. The Annual Report is not to be considered part of the soliciting material.

OTHER MATTERS
The Board of Directors is not aware of any business to be presented at the Meeting except the matters set forth in the Notice of Annual Meeting and described in this proxy statement. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

COPIES OF THE COMPANY'S REPORT ON FORM 10-K TO THE SEC CAN BE OBTAINED WITHOUT CHARGE BY STOCKHOLDERS (INCLUDING BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK).


SHAREHOLDER RELATIONS DEPARTMENT
TODD SHIPYARDS CORPORATION
1801-16TH AVENUE SW
SEATTLE, WASHINGTON 98134


Michael G. Marsh
Secretary and General Counsel
July 19, 2002


APPENDIX

CHARTER OF THE AUDIT COMMITTEE

The Audit Committee of Todd Shipyards Corporation is a standing committee of the Board of Directors of the corporation established by action of the Board permitted under the By-Laws of the corporation and the Delaware General Corporation Law. The primary objective and role of the Audit Committee is to assist the Board in fulfilling the Board's responsibilities by reviewing (i) the financial information provided by the corporation to shareholders and others, (ii) the accounting practices and principles followed by the corporation, and (iii) the process by which financial information is generated and audited. It is intended that such review shall address the appropriateness and quality of the corporation's financial reporting as well as its adequacy and accuracy.

This Charter has been adopted by the Members of the Audit Committee and confirmed by the Board of Directors of the corporation. No amendment to the Charter or action of the Board of Directors which would limit or restrict the duties, responsibilities, powers and rights of the Audit Committee or which would alter the qualifications for membership on the Audit Committee shall be effective without the consent of a majority of the members of the Audit Committee.

The Audit Committee shall consist of at least three members of the Board of Directors appointed annually by the full Board of Directors following its first meeting subsequent to its election at the Annual Meeting of Shareholders of the corporation. Each person appointed to membership on the Audit Committee shall be independent of management of the corporation in accordance with criteria established by the principal market for the corporation's Common Stock. Each person appointed to membership on the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise. The Audit Committee may select from its members a Chairman.

The Audit Committee shall exercise an oversight function with respect to the corporation's preparation and dissemination of financial information and shall report on such topics to the Board of Directors. This review function to be performed by the Audit Committee is not intended to relieve the corporation's financial management executives from responsibility for maintaining and presenting financial information nor to relieve the independent auditors engaged by the corporation from their responsibilities. The goal of the Audit Committee's activities is to maintain free and open means of communications among the corporation's directors, independent auditors, and internal financial management and accounting staffs as a means of achieving full and fair financial disclosure.

Although it is expected that the Audit Committee will adopt flexible policies and procedures in order to address changing conditions and concerns, it is expected that the following tasks will be performed by the Audit Committee on a recurring basis:

The Audit Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Audit Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Audit Committee shall review and recommend to the board the selection of the Company's independent auditors.

The Audit Committee shall discuss with management and the independent auditors the overall scope and plans for the audit including the adequacy of staffing and compensation. The Audit Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system for monitoring and managing business risk, and legal and ethical compliance programs. The Audit Committee shall meet separately with the independent auditors and with internal accounting personnel, with and without management present, to discuss the results of their examinations.

The Audit Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. The Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chairman of the Audit Committee may represent the entire Committee for the purposes of such reviews.

The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
The Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.